Exhibit 6(a) 11



                                  PORTEC, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE



                                        THREE MONTHS
                                       ENDED MARCH 31,

                                   1995                1994

Average Shares Outstanding      4,603,084           4,552,345*

Net Income                     $1,919,000          $1,814,000

Per Share Amount               $      .42          $      .40


*Adjusted retroactively for 10% stock dividend paid in December 1994.